As filed with the Securities and Exchange Commission on November 3, 2014

Registration No. 333-117265

Registration No. 333-121266

Registration No. 333-132835

Registration No. 333-190124

Registration No. 333-194990

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2 to FORM S-8 REGISTRATION STATEMENT NO. 333-117265

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-121266

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-132835

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-190124

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-194990

Under

THE SECURITIES ACT OF 1933

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

IDAHO	82-0499463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

414 Church Street, Sandpoint, Idaho 83864 (208) 263-0505

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

1988 Nonqualified Stock Option Plan, as amended

Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan

1999 Director Stock Option Plan

Snake River Bancorp, Inc. Nonqualified Stock Option Plan for Employees

Snake River Bancorp, Inc. Incentive Stock Option Plan for Employees

2003-2005 Long Term Incentive Plan, as amended

2012 Stock Option and Equity Compensation Plan

Amended and Restated 2012 Stock Option and Equity Compensation Plan

(Full title of the plans)

MELANIE J. DRESSEL

1301 A Street

Tacoma, WA 98402

(253) 305-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) of Intermountain Community Bancorp, an Idaho corporation (“Intermountain”), relates to the following Registration Statements (collectively, the “Registration Statements”) on Form S-8 filed by Intermountain with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-117265, which was filed with the Commission on July 9, 2004, pertaining to the registration of up to 724,939 shares of Intermountain common stock issuable upon exercise of options outstanding under Intermountain’s 1988 Nonqualified Stock Option Plan, as amended, Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan and 1999 Director Stock Option Plan[1]; and

•	Registration Statement No. 333-121266, which was filed with the Commission on December 15, 2004, pertaining to the registration of up to 25,582 shares of Intermountain common stock issuable upon exercise of options outstanding under the following Snake River Bancorp, Inc.’s option plans adopted by Intermountain: Nonqualified Stock Option Plan for Employees and Incentive Stock Option Plan for Employees[1]; and

•	Registration Statement No. 333-132835, which was filed with the Commission on March 30, 2006, pertaining to the registration of up to 78,000 shares of Intermountain common stock issuable as restricted stock awards under the 2003-2005 Long Term Incentive Plan, as amended[1]; and

•	Registration Statement No. 333-190124, which was filed with the Commission on July 25, 2013, pertaining to the registration of up to 100,000 shares of Intermountain common stock issuable upon shares reserved for issuance pursuant to future awards under the 2012 Stock Option and Equity Compensation Plan[1]; and

•	Registration Statement No. 333-194990, which was filed with the Commission on April 2, 2014, pertaining to the registration of up to 175,000 shares of Intermountain common stock issuable upon shares reserved for issuance pursuant to future awards under the Amended and Restated 2012 Stock Option and Equity Compensation Plan[1].

Intermountain is filing this Post-Effective Amendment to its Registration Statements in accordance with the undertakings contained in the Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Intermountain pursuant to the above referenced Registration Statements.

On November 1, 2014, Intermountain completed its previously announced merger with Columbia Banking System, Inc., a Washington corporation (“Columbia”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated July 23, 2014, between Intermountain and Columbia. Pursuant to the Merger Agreement, Intermountain merged with and into Columbia (the “Merger”), with Columbia as the surviving corporation in the Merger.

[1]	together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the respective plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

As a result of the Merger, Intermountain has terminated any and all offerings of Intermountain’s securities pursuant to the Registration Statements. Accordingly, Intermountain hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made in each of the Registration Statements, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on November 3, 2014.

Columbia Banking System, Inc., as successor to Intermountain Community Bancorp

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.